Exhibit 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED this 14th of February, 2023

CLEARLAKE CAPITAL GROUP, L.P.

By:	/s/ John Cannon
Name:	John Cannon
Attorney-in-Fact

JOSÉ E. FELICIANO

By:	/s/ John Cannon
Attorney-in-Fact

BEHDAD EGHBALI

By:	/s/ John Cannon
Attorney-in-Fact